Exhibit 10.9

SUNOCO, INC.

DEFERRED COMPENSATION PLAN

(Amended and Restated effective November 1, 2007)

ARTICLE I

Definitions

1.1 95% Withdrawal—shall have the meaning set forth herein at Section 5.1.

1.2 Business Combination—shall have the meaning set forth herein at Section 1.4(c).

1.3 Cash Unit—shall mean the entry in a Deferred Bonus Account of a credit equal to One Dollar ($1.00).

1.4 Change in Control—shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of September 6, 2001, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.5 Change in Control Election—shall have the meaning set forth herein at Section 5.1.

1.6 Committee—shall mean the Compensation Committee of the Board of Directors of Sunoco, Inc.

1.7 Company—shall mean Sunoco, Inc., a Pennsylvania corporation. The term “Company” shall include any successor to Sunoco, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sunoco, Inc., or any subsidiary or affiliate by merger, consolidation, liquidation or purchase of assets or stock or similar transaction.

1.8 Deferred Bonus Account—shall mean, with respect to any Participant, the total amount of the Company’s liability for payment of deferred compensation to the Participant under this Plan, including any accumulated Interest Equivalents and/or Dividend Equivalents.

1.9 Dividend Equivalent—shall mean the entry in a Participant’s Deferred Bonus Account of a dividend credit with respect to a Share Unit, each Dividend Equivalent being equal to the dividend paid from time to time on a Share.

1.10 Exchange Act—shall mean the Securities Exchange Act of 1934, as amended.

1.11 Executive Resource Employee—shall mean any individual employed by the Company who has been designated by the Company as a member of the Company’s executive resources group. Generally such group shall include employees in Grades 14-20 and all employees subject to Section 16 of the Exchange Act.

1.12 Incentive Plan—shall mean the Sunoco, Inc. Executive Incentive Plan. The Incentive Plan provides that the Board of Directors may pay bonuses annually, as additional compensation to such employees as the Board determines have principally contributed to the profitability of the Company.

1.13 Incumbent Board—shall have the meaning set forth herein at Section 1.4(b).

1.14 Interest Equivalent—shall mean the entry in a Participant’s Deferred Bonus Account of an interest credit with respect to a Cash Unit, compounded on the basis of the balance in the Participant’s Deferred Bonus Account, applying the interest factor approved by the Committee each year for such purpose.

1.15 Non-Cash Bonus—shall have the meaning set forth herein at Section 4.1.

1.16 Outstanding Company Common Stock—shall have the meaning set forth herein at Section 1.4(a).

1.17 Outstanding Company Voting Securities—shall have the meaning set forth herein at Section 1.4(a).

1.18 Participant—shall mean any Executive Resource Employee who meets the eligibility requirements of the Incentive Plan and who is participating in this Plan.

1.19 Permanent and Total Disability—shall mean, with respect to any Participant, that such Participant is eligible to receive benefits under the applicable long-term disability plan of such Participant’s employer.

1.20 Person—shall have the meaning set forth herein at Section 1.4(a).

1.21 Plan—shall mean the Deferred Compensation Plan set forth herein and as it may be amended from time to time.

1.22 Retirement—shall mean the date on which a Participant is retired in accordance with the applicable retirement plan, program, or policy of such Participant’s employer.

1.23 Share—shall mean a share of the Company’s authorized voting Common Stock ($1.00 par value per share) and any share or shares of stock of the Company hereafter issued or issuable in substitution or exchange for each such share, except for the Company’s Series A Preference Stock.

1.24 Share Unit—shall mean the entry in a Participant’s Deferred Bonus Account of a credit equal to one Share.

1.25 Subsidiaries—shall mean corporations in which the Company, directly or indirectly owns fifty percent (50%) or more of the outstanding voting stock.

ARTICLE II

Background and Purpose of Plan

2.1 Purpose. The Company has established this Deferred Compensation Plan to provide Executive Resource Employees who are participants in the Incentive Plan with the option to irrevocably defer the receipt of all or a portion of the bonus to which such participants would otherwise be entitled, subject to the terms and conditions hereinafter set forth.

2.2 Creation of Deferred Bonus Account. Each of the following shall be credited to a Deferred Bonus Account established by the Company for each Participant:

(a) any bonus amounts voluntarily deferred by the Participant pursuant to Article III (Deferral of Bonuses by Participant) hereof; and/or

(b) any Non-Cash Bonus amounts deferred in the discretion of the Committee pursuant to Article IV (Deferral of Bonuses by Committee) hereof.

Any bonus amounts voluntarily deferred by the Participant will be credited to a Participant’s Deferred Bonus Account in the form of Cash Units or Share Units, in the discretion of the Participant, as set forth in the Plan. The deferral of any Non-Cash Bonus amounts caused by action of the Committee will be credited to a Participant’s Deferred Bonus Account in the form of Cash Units or Share Units as the Committee, in its sole discretion, may decide in accordance with the Plan.

2.3 Cessation of Deferrals. Notwithstanding any other provision of the Plan, no Executive Resource Employee may elect pursuant to Article III of the Plan to defer any portion of his or her bonus paid after December 31, 2004 under the Incentive Plan. Notwithstanding any other provision of the Plan, no deferrals may be made by the Committee pursuant to Article IV of the Plan with respect to any bonus paid under the Incentive Plan after December 31, 2004. It is intended that all deferrals credited to Participants’ Deferred Bonus Accounts before January 1, 2005 (including all Dividend

Equivalents and Interest Equivalents credited with respect to such deferrals) not be subject to IRC Section 409A, and no action shall be taken that would constitute a material modification to a benefit or right under the Plan as existing on October 3, 2004, as set forth under Proposed Regulation 1.409A-6(a)(4), or other applicable guidance issued under IRC Section 409A.

ARTICLE III

Deferral of Bonuses by Participant

3.1 Participant’s Election to Defer. A Participant voluntarily may elect to defer, in the form of Cash Units or Share Units, all or a portion of his or her bonus to be paid under the Incentive Plan before January 1, 2005 by filing a written election with the Committee on forms prescribed by the Committee. Such election must include the following:

(a) percentage of bonus to be deferred;

(b) the form of deferral, being either Cash Units, Share Units or a combination of the two and the percentage allocations of such;

(c) a designation of beneficiary as set forth in Article VI (Designation of Beneficiaries); and

(d) an irrevocable election of a method of payment as set forth in Section 3.10 hereof.

Any such voluntary election by the Participant shall apply only to bonuses for the year specified in the election.

3.2 Amount of Deferral. The amount of bonus to be deferred in any year shall be designated by the Participant as a percentage of such Participant’s bonus in multiples of five percent (5%) but shall not be less than ten percent (10%).

3.3 Time of Election. A separate election to defer must be filed for each year and must be received by the Company no later than forty-five (45) days before the end of the year in which the bonus is earned. Any election by a Participant with respect to a bonus in a given year will not preclude a different action with respect to bonuses in subsequent years, consistent with the provisions of this Article III with respect to the giving of notice of deferral election.

3.4 Crediting Share Units. Share Units shall be credited to a Participant’s Deferred Bonus Account at the time the bonus otherwise would have been paid had no election to defer been made. The number of Share Units to be credited to the Deferred Bonus Account shall be determined by dividing the portion of bonus to be deferred by the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the

Committee for the ten (10) day period prior to the day on which the bonus otherwise would have been paid. Any fractional Share Units shall also be credited to a Participant’s Deferred Bonus Account. Share Units shall not entitle any person to the rights of a shareholder.

3.5 Crediting Dividend Equivalents. For Share Units, the Company shall credit the Participant’s Deferred Bonus Account with Dividend Equivalents being equal to the dividends declared on the Company’s Shares. The crediting shall occur as of the date on which said dividends are paid. The number of Share Units to be credited to the Deferred Bonus Account shall be calculated by dividing the Dividend Equivalents by the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days prior to the day on which the dividends are paid on the Company’s Shares. Any fractional Share Units shall also be credited to a Participant’s Deferred Bonus Account.

3.6 Crediting Cash Units. Cash Units shall be credited to a Participant’s Deferred Bonus Account at the time the bonus would otherwise have been paid had no election to defer been made.

3.7 Crediting Interest Equivalents. For Cash Units credited to a Participant’s Deferred Bonus Account, the Company shall credit such Participant’s Deferred Bonus Account on a quarterly basis with an Interest Equivalent.

3.8 Share Unit Conversion. Immediately upon termination of the Participant’s employment with the Company, and so prior to the commencement of any payout or distribution of any amounts hereunder, the Participant may make a one-time election to convert to Cash Units all or a portion of the balance of Share Units in such Participant’s Deferred Bonus Account. Any Share Units so converted to Cash Units as a result of this one-time conversion election shall be valued at the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the ten (10) day period immediately prior to such one-time conversion election.

3.9 Time of Payment. Except as provided in Article V (“Change in Control”) hereof, all payments of a Participant’s Deferred Bonus Account shall be made at, or shall commence on, the date selected by the Participant in accordance with the terms of this Article III.

(a) Election of Benefit Commencement Date. The date of payment or distribution must be irrevocably specified by the Participant in his or her written notice of election. The Participant may elect to defer the receipt of all or a specified portion of such

Participant’s bonus to:

(1) the first day of any calendar year provided such date is at least six (6) months after the end of the quarter in which the bonus is earned; or

(2) the first day of the calendar year following the date of:

(i)	the Participant’s retirement;

(ii)	final determination that the Participant has a Permanent and Total Disability;

(iii)	termination of the Participant’s employment with the Company;

(iv)	death of the Participant. Upon the death of a Participant prior to the final payment of all amounts credited to his or her Deferred Bonus Account, the balance of the Deferred Bonus Account shall be paid in accordance with Article VI (“Designation of Beneficiaries”) hereof, commencing on the first day of the calendar year following the year of death.

Notwithstanding the foregoing provisions of this Section 3.9, and except as provided in Article V (“Change in Control”) hereof, in no event shall any payment or distribution be made within six (6) months of the bonus being earned or awarded. The benefit commencement date may not be later than the third calendar year following the date of: (i) Participant’s retirement, or (ii) termination of Participant’s employment.

(b) Acceleration of Benefit Commencement Date Prior to Payment. At any time prior to the commencement of any payment or distribution of a Participant’s Deferred Bonus Account, such Participant may request in writing to accelerate the receipt of all or a specified portion of such deferred bonus amounts to the first day of any calendar year; provided, however, that such date is at least six (6) months after the end of the quarter in which the bonus is earned. Any such acceleration will be subject to a penalty equal to a five percent (5%) reduction in the balance of the Participant’s Deferred Bonus Account, which shall be forfeited to the Company.

3.10 Method of Payment. A Participant in this portion of the Deferred Compensation Plan shall have the option of:

(a) selecting a lump-sum payment;

(b) selecting a series of approximately equivalent annual installments (adjusted as necessary to reflect Dividend Equivalents and/or Interest Equivalents accrued during the installment payout period) in such number of installments as the Participant shall specify (not exceeding twenty (20) installments); or

(c) not selecting a method of payment at the time the Form for Deferred Payment

Election/Designation of Beneficiary is prepared. If the Participant does not select a method of payment, he or she must, at least twelve (12) months prior to the time the deferral amount is scheduled to be paid, notify the Company as to the specific method of payment which will be either in a lump sum or in approximately equivalent annual installments. Failure to provide appropriate notification to the Company will result in a lump sum payment on the deferral payment date.

Participant shall receive in cash all deferred compensation credited to such Participant’s Deferred Bonus Account. Share Units credited to the Participant’s Deferred Bonus Account shall be valued at the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the ten (10) day period prior to each new calendar year.

3.11 Subsequent Change in Method of Payment Election.

(a) Change in Method of Payment Prior to Commencement of Distribution or Payment. With the approval of the Committee, and at any time not later than twelve (12) months prior to the commencement of any payment or distribution of the amounts credited to the Participant’s Deferred Bonus Account, a Participant in this portion of the Plan may file a written request with regard to the method of payment (i.e., a series of installments versus lump-sum payout), on a form prescribed by the Committee, which will revoke all such earlier or prior elections with regard to the method of payment (i.e., a series of installments versus lump-sum payout), and such new choice as to method of payment will be applied both to amounts previously credited to the Participant’s current Deferred Bonus Account balance, as well as to amounts to be credited to such Deferred Bonus Account balance prospectively. Any such new or subsequent election that is made less than twelve (12) months prior to the commencement of any payment or distribution of the amounts credited to the Participant’s Deferred Bonus Account, will be null and void, and the Participant’s most recent preceding timely election will be reinstated.

(b) Change in Method of Payment Following Commencement of Distribution or Payment. After payment or distribution of amounts credited to the Participant’s Deferred Bonus Account has commenced, the Participant may not change the period of time for which such amounts are payable. However the Participant may convert installment payments to a lump sum distribution subject to a penalty equal to a five percent (5%) reduction in the balance of the Participant’s Deferred Bonus Account, which shall be forfeited to the Company.

3.12 Hardship Distribution. Participant may request a modification in the payment terms hereunder only in the event of severe financial hardship and only to the extent reasonably necessary to eliminate the hardship. Such request shall specify in detail the grounds for the requested modification and shall be referred to the Committee. A qualifying severe financial hardship must be caused by accident, illness, or event beyond the control of the Participant. The decision of the Committee with respect to the requested modification shall be solely at the discretion of the Committee and in accordance with its evaluation of the exigencies of the situation. Such decision shall be binding on the Company and Participant.

3.13 Distributions in 2005 under IRC Section 409A Transition Rules.

(a) Certain Participants Not Employed by the Company on January 1, 2005. In accordance with the transition guidance set forth in Section 18(c) of IRS Notice 2005-1, the Deferred Bonus Account of a Participant who on January 1, 2005 (i) was not employed by the Company, and (ii) was employed by a subsidiary or affiliate of the Company that has not adopted the Plan, shall be distributed to the Participant on or before December 31, 2005, and such Participant shall cease to participate in the Plan as of the date of such distribution.

(b) Revocation of Participant’s Election to Defer for Bonus Awarded under Incentive Plan for Calendar Year 2004 and Paid in 2005. In accordance with the transition guidance set forth in Section 20 of IRS Notice 2005-1, a Participant who elected pursuant to Section 3.1 of the Plan to defer all or a portion of his or her bonus awarded under the Incentive Plan with respect to calendar year 2004 and payable in 2005, may cancel such deferral election on or before December 31, 2005, in accordance with the provisions of Sections 20(a), (b) and (c) of IRS Notice 2005-1, and in the form and manner prescribed by the Committee, and the amount in the Participant’s Deferred Bonus Account attributable to the cancelled deferral, including Dividend Equivalents and/or Interest Equivalents credited to the Participant’s Deferred Bonus Account with respect to such cancelled deferral, shall be distributed to the Participant on or before December 31, 2005.

(c) Crediting Interest Equivalents. For Cash Units distributed pursuant to this Section 3.13 on a date other than the end of a calendar quarter, Interest Equivalents shall be credited to such Participant’s Deferred Bonus Account on a pro rata basis based on the number of calendar days the Cash Units were in the Participant’s Deferred Bonus Account for such calendar quarter compared to the total number of calendar days in such calendar quarter.

(d) Valuation of Share Units. Share Units credited to the Participant’s Deferred Bonus Account shall be valued at the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days prior to the distribution pursuant to this Section 3.13.

ARTICLE IV

Deferral of Bonuses by Committee

4.1 Committee’s Election to Defer. Each year ending on or before December 31, 2004 in conjunction with the payment of any bonus to the Participant, the Committee, in its sole discretion, may cause to be credited to a Participant’s Deferred Bonus Account in the form of either Cash Units or Share Units, a specified dollar amount representing all or a portion of such Participant’s bonus for that year (the “Non-Cash Bonus”).

4.2 Crediting Share Units. Share Units shall be credited to a Participant’s Deferred Bonus Account at the time the bonus would otherwise have been paid had no Committee action to defer been taken. The number of Share Units credited to the Participant’s Deferred Bonus Account shall be determined by dividing the Non-Cash Bonus by the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the ten (10) day period prior to the date such bonus otherwise would have been paid had no Committee action been taken. Any fractional Share Units shall also be credited to such Participant’s Deferred Bonus Account. Share Units shall not entitle any person to the rights of a stockholder.

4.3 Crediting Dividend Equivalents. The Company shall credit the Participant’s Deferred Bonus Account with Dividend Equivalents being equal to the dividends declared on the Company’s Shares. The crediting shall occur as of the date on which said dividends are paid. The number of Share Units to be credited to the Deferred Bonus Account shall be calculated by dividing the Dividend Equivalents by the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the period of ten (10) trading days prior to the day on which the dividends are paid on the Company’s Shares. Any fractional Share Units shall also be credited to a Participant’s Deferred Bonus Account.

4.4 Crediting Cash Units. Cash Units shall be credited to a Participant’s Deferred Bonus Account at the time the bonus otherwise would have been paid had no Committee action to defer been taken.

4.5 Crediting Interest Equivalents. For Cash Units credited to a Participant’s Deferred Bonus Account, the Company shall credit such Participant’s Deferred Bonus Account on a quarterly basis with an Interest Equivalent.

4.6 Share Unit Conversion. Immediately upon termination of the Participant’s employment with the Company, and so prior to the commencement of any payout or distribution of any amounts hereunder, the Participant may make a one-time election to convert to Cash Units all or a portion of the balance of Share Units in such Participant’s Deferred Bonus Account. Any Share Units so converted to Cash Units as a result of this one-time conversion election shall be valued at the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the ten (10) day period immediately prior to such one-time conversion election.

4.7 Time of Payment.

(a) Benefit Commencement Date Specified by Committee. The Committee will specify in writing its election of the earliest date of payment or distribution, and such election shall remain effective until revoked in writing by the Committee. If the Committee elects a new date with regard to payment or distribution, such election will apply only prospectively to any additional Share Units and/or Cash Units to be credited to such Participant’s Deferred Bonus Account by Committee action in accordance with this Article IV. If the Committee fails to designate a time of payment, payment shall commence on the first day of the calendar year following the termination of such Participant’s employment. Notwithstanding the foregoing provisions of this Section 4.7, in no event, however, shall the payment date be later than the third calendar year following the date of: (i) Participant’s retirement, or (ii) termination of Participant’s employment.

(b) Acceleration of Benefit Commencement Date Prior to Payment. At any time prior to the commencement of any payment or distribution of a Participant’s Deferred Bonus Account, such Participant may request in writing to accelerate the receipt of all or a specified portion of such deferred bonus amounts to the first day of any calendar year; provided, however, that such date is at least six (6) months after the end of the quarter in which the bonus is earned. Any such acceleration will be subject to a penalty equal to a five percent (5%) reduction in the balance of the Participant’s Deferred Bonus Account, which shall be forfeited to the Company.

4.8 Method of Payment. The Participant must select a method of payment at least twelve (12) months prior to the time the deferral amount is scheduled to be paid, by notifying the

Company as to whether the method of payment will be either:

(a) a lump sum payment; or

(b) a series of approximately equivalent annual installments (adjusted as necessary to reflect Dividend Equivalents accrued during the installment payout period), in such number of installments as the Participant shall specify (not exceeding twenty (20) installments).

If no election is made, payment or distribution of any amounts deferred by Committee action pursuant to this Article IV (together with the Dividend Equivalents and/or Interest Equivalents, as the case may be, accrued thereon) shall be made in a single lump sum on the earliest payment date permitted by the Committee as provided under Section 4.7 hereof. Share Units credited to the Participant’s Deferred Bonus Account shall be valued at the average closing price for Shares as published in the consolidated trading tables of the Wall Street Journal (under the caption “New York Stock Exchange Composite Transactions”) or any other publication selected by the Committee for the ten (10) day period prior to each new calendar year.

4.9 Subsequent Change in Method of Payment Election.

(a) Change in Method of Payment Prior to Commencement of Distribution or Payment. With the approval of the Committee, and at any time not later than twelve (12) months prior to the commencement of any payment or distribution of the amounts credited to the Participant’s Deferred Bonus Account, a Participant in this portion of the Plan may file a written request with regard to the method of payment (i.e., a series of installments versus lump-sum payout), on a form prescribed by the Committee, which will revoke all such earlier or prior elections with regard to the method of payment (i.e., a series of installments versus lump-sum payout), and such new choice as to method of payment will be applied both to amounts previously credited to the Participant’s current Deferred Bonus Account balance, as well as to amounts to be credited to such Deferred Bonus Account balance prospectively. Any such new or subsequent election that is made less than twelve (12) months prior to the commencement of any payment or distribution of the amounts credited to the Participant’s Deferred Bonus Account, will be null and void, and the Participant’s most recent preceding timely election will be reinstated.

(b) Change in Method of Payment Following Commencement of Distribution or Payment. After payment or distribution of amounts credited to the Participant’s Deferred Bonus Account has commenced, the Participant may not change the period of time for which such amounts are payable. However the Participant may convert installment payments to a lump sum distribution subject to a penalty equal to a five percent (5%) reduction in the balance of the

Participant’s Deferred Bonus Account, which shall be forfeited to the Company.

ARTICLE V

Change in Control

5.1 Effect of Change in Control on Payment. Anything to the contrary in this Plan notwithstanding, at any time a Participant may make an election (a “Change in Control Election”) to receive, in a single lump sum payment, upon the occurrence of a Change in Control, the balance of his or her Deferred Bonus Account, as of the valuation date immediately preceding the Change in Control. Any Change in Control Election or revocation of an existing Change in Control Election shall be null and void if a Change in Control occurs within 12 months after it is made, and the Participant’s most recent preceding Change in Control Election, if timely made and not revoked at least 12 months before the Change in Control, shall remain in force. Each such election or revocation shall be in writing and in conformity with such rules as may be prescribed by the Committee. If no Change in Control Election is in force upon the occurrence of a Change in Control, from the date of such Change in Control and for twelve (12) months thereafter, each Participant, whether or not he or she is still an employee of the Company, shall have the right to withdraw, in a single lump-sum cash payment, an amount equal to ninety-five percent (95%) of the balance of his or her Deferred Bonus Account (a “95% Withdrawal”), as of the valuation date immediately preceding the date of withdrawal; provided, however, that if this option is exercised, such Participant will forfeit to the Company the remaining five percent (5%) of the balance of each such account (as of the valuation date immediately preceding the date of withdrawal) from which the funds are withdrawn as a penalty. Payments pursuant to a 95% Withdrawal shall be made as soon as practicable, but no later than thirty (30) days after the Participant notifies the Committee in writing that he/she is exercising his/her right to undertake a 95% Withdrawal.

5.2 Amendment in Connection with Change in Control. On or after a Change in Control, or before, but in connection with, a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would adversely affect the rights of any Participant or the operation of this Article V with respect to the balance in the Participant’s Accounts immediately before such action.

5.3 Attorney’s Fees. The Company shall pay all legal fees and related expenses incurred by or with respect to a Participant during his lifetime or within ten (10) years after his death in seeking to obtain or enforce any payment, benefit or right such Participant may be entitled under the Plan after a Change in Control. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year. The Participant (or the Participant’s representative) shall reimburse the Company for such fees and expenses at such time as a court of competent jurisdiction, or another independent third party having similar authority, determines that the Participant’s (or the Participant’s representative’s) claim was frivolously brought without reasonable expectation of success on the merits thereof. For purposes of IRC Section 409A, this Section 5.3 shall be treated as a plan providing for reimbursement of expenses within the meaning of Treasury Regulation Section 1.409A-1(c)(2)(i)(E), and shall be separate from the remainder of the Plan.

ARTICLE VI

Designation of Beneficiaries

The Participant shall name a beneficiary to receive any payments due such Participant at the time of death, with the right to change such beneficiary at any time. In case of a failure of designation or the death of the designated beneficiary without a designated successor, distribution shall be made to the person or persons designated as beneficiary in the designation most recently filed under the Sunoco, Inc. Capital Accumulation Plan, or if no such designation has been made or the Participant is not participating in such plan, the surviving spouse of a deceased Participant, or, if there is no surviving spouse, the children of the Participant in equal shares (the share of any child who predeceases the Participant to go in equal shares to the issue of such deceased child), or if there is no surviving spouse, child, or issue of such children, the estate of the Participant. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated and filed with the Company. Upon the Participant’s death, any balance in the Participant’s Deferred Bonus Account is payable under the method elected by the Participant or in such other manner as the Committee may determine in its sole discretion.

ARTICLE VII

Miscellaneous

7.1 Source of Payments. All payments of deferred bonuses shall be paid in cash from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of the Deferred Bonus Account, nor shall anything contained in this Plan nor any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amount credited to the Deferred Bonus Account shall at all times remain in the Company and Participant shall not have any property interest whatsoever in any specific assets of the Company. Participant’s interest in the Deferred Bonus Account shall be limited to the right to receive payments pursuant to the terms of this Plan and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Company.

7.2 Nonalienation of Benefits. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this Plan except in accordance with Article VI (Designation of Beneficiaries) hereof.

7.3 Acceptance of Terms. The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries, and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant. This Plan shall not be construed in any way as an employment contract requiring the Company or Participant to continue the employment relation.

7.4 Administration of the Plan. The Plan shall be administered by the Committee which may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rules, regulation, or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

7.5 Adjustments for Changes in Capitalization. The number of Share Units in the Participant’s Deferred Bonus Account shall be appropriately adjusted by the Committee in the event of changes in the Company’s outstanding common stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, and such adjustments shall be conclusive.

7.6 Termination and Amendment. The Plan may be terminated at any time by the Board of Directors of Sunoco, Inc., and may be amended at any time by the Committee provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to Deferred Bonus Accounts prior to such amendment or termination, without the written consent of the Participant.

7.7 Notices. To be effective, all notices, requests and demands to or upon the Company or the Participant, as the case may be, shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon:

(a) delivery by hand;

(b) one business day after being sent by overnight courier;

(c) four business days after being deposited in the United States mail, postage prepaid; or

(d) in the case of transmission by facsimile, when confirmation of receipt is obtained.

Such communications shall be addressed and directed as listed below (or to such other address or recipient for a party as may be hereafter notified by such party hereunder), to the Company or the Participant, respectively:

If to the Company, to:

SUNOCO, INC.

Human Resources Department – 14th Floor

1735 Market Street STE LL

Philadelphia, PA 19103-7583

Attn: Compensation Department

FAX: (215) 246-8498

Confirm: (215) 246-8392

If to Participant, to:

The most recent address for Participant appearing in the books and records of the Company.

7.8 Construction. The captions and headings used for the various Articles and Sections of this Plan are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.9 Severability. In the case of any one or more of the provisions contained in this Plan shall be invalid, illegal, or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7.10 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

ARTICLE VIII

Cessation of Deferrals of Bonuses under the Incentive Plan Effective January 1, 2005

Notwithstanding any other provision of the Plan, no Executive Resource Employee may elect under Article III of the Plan to defer any portion of his or her bonus paid after December 31, 2004 under the Incentive Plan and no deferrals may be made by the

Committee pursuant to Article IV of the Plan with respect to any bonus paid under the Incentive Plan after December 31, 2004. It is intended that all deferrals credited to Participants’ Deferred Bonus Accounts before January 1, 2005 (including all Dividend Equivalents and Interest Equivalents credited with respect to such deferrals) not be subject to IRC Section 409A, and no action shall be taken that would constitute a material modification to a benefit or right under the Plan as existing on October 3, 2004, as set forth under Proposed Regulation 1.409A-6(a)(4), or such other guidance as may be applicable under IRC Section 409A.